EXHIBIT 99.1

For Immediate Release

KIWIBOX.COM: Second Quarter Membership Surge!

OPERATIONAL UPDATE FOR THE June 30, 2015 QUARTER

NEW YORK – July 17, 2015 - Kiwibox.com ("Kiwibox"), [KIWB.OTCBB] is pleased to announce the activity and user development during the second quarter ended June 30, 2015.

Second QUARTER OPERATIONAL HIGHLIGHTS OF KIWIBOX GROUP

  Active Members  –  4.49 Million as of June 30th, an increase of approximately 8 % over the first quarter, 2015
  New Registrations –  641,125 in 2nd quarter 2015, an increase of approximately 1 % over the previous quarter 2015 and 41 % more than in same quarter in 2014
  Unique Visitors –  5.0 Million in 2nd quarter 2015, an increase of approximately 11 % over the 1st quarter 2015.
  Page Impressions –  465.9 Million in 2nd quarter 2015, a decrease of approximately 9 % from the 1st quarter 2015.
  Guestbook Entries – 148.4 Million as of June 30th, a slight increase of approximately 1.5% over the 1st quarter 2015.
  Blog Entries –  106.3 Million as of June 30th, an increase of approximately 3.7% from the 1st quarter 2015
  Mobile Users –  0.46 Million Installations as of June 30th, an increase of approximately 12% over the 1st quarter, 2015.

  “We continued to see the upward trend in new user sign-ups during the second quarter”, observed Andre Scholz, Kiwibox’s President and CEO. “Facilitating the social interaction of our members through our regularly scheduled website and Mobile Apps enhancements”, Mr. Scholz emphasized, “produces dividends, most notably in our increasing membership ranks (on average over 7,000 per day during the 2nd quarter) and reflected in their loyalty to our community”. “In fact”, our CEO continued, “we are excited about the pending launch of our new Kiwibox 4.0, a substantial upgrade to our website and Mobile Apps that will provide our users with a more seamless connectivity platform.” “And”, continued Mr. Scholz, “Kiwibox 4.0 incorporates new features that will further entice our membership and friends to stay connected through our social network community”.

Market Position

The Kiwibox Group is in a unique position because it combines the excitement of a dating community with the benefits and accessibility of a real social network. The Kiwibox Group encourages members to explore local events in their area, connect with other members and enjoy the additional member exclusive benefits the social network is offering, such as games, blogging, chatting, picture-sharing and online-flirting. This community behavior binds users to the platform and is the base for our viral marketing.

Technology Development

The Kiwibox Group is focusing on the fast growing mobile usage phenomenon, being online with friends any time and everywhere. As announced by Mr. Scholz today, the Kiwibox Group expects to release Kiwibox 4.0 during the current quarter.

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the Internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de a photo blogging community. On September 30, 2011 Kiwibox.com acquired the German social network community KWICK!, finalizing the acquisition in May 2012 and currently our 20 % owned German affiliate. Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, its ability to expand its membership, users and internet brand and its projected financial results. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

For more information please contact:

Andre Scholz, CEO

Phone: 1-347-836-4727

E-mail: ascholz@kiwiboxinc.com